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                                                                   Exhibit 12.01


        NORTHERN STATES POWER COMPANY AND SUBSIDIARY COMPANIES
                   STATEMENT OF COMPUTATION OF
               RATIO OF EARNINGS TO FIXED CHARGES



                                               12 Months
                                                 Ended
                                                9/30/98      1997      1996       1995       1994       1993
                                               ---------     ----      ----       ----       ----       ----
                                                                 (Thousands of dollars)


Earnings
  Income from continuing operations before
  accounting change                            $259,227   $237,320   $274,539   $275,795   $243,475   $211,740

Add
  Taxes based on income (1)
    Federal income taxes                        106,881    105,733    153,515    142,492    112,611     99,952
    State income taxes                           27,225     23,008     40,635     34,988     35,746     28,076
    Deferred income taxes--net                  (13,581)    (5,902)   (30,561)   (11,076)    (6,100)    12,256
    Tax credits--net                            (32,583)   (26,365)   (17,395)   (14,409)   (13,049)    (9,544)
    Foreign income taxes                         (2,050)       236        616        233        219
  Fixed charges                                 184,204    169,377    141,961    133,328    115,083    113,562
Deduct
  Undistributed equity in earnings of
    unconsolidated affiliates (2)                35,127      5,364     25,976     41,870     23,588      1,142
                                               ---------  --------   --------   --------   --------   --------
      Earnings                                 $494,196   $498,043   $537,334   $519,481   $464,397   $454,900
                                               ---------  --------   --------   --------   --------   --------
                                               ---------  --------   --------   --------   --------   --------


Fixed charges:
  Interest charges, excluding AFC--debt,
    per statement of income                    $168,454    154,940    141,961    133,328    115,083    113,562
  Distributions on redeemable preferred
    securities of subsidiary trust               15,750     14,437         --         --         --         --
                                               ---------  --------   --------   --------   --------   --------
      Total fixed charges                      $184,204   $169,377   $141,961   $133,328   $115,083   $113,562
                                               ---------  --------   --------   --------   --------   --------
                                               ---------  --------   --------   --------   --------   --------


Ratio of earnings to fixed charges                  2.7        2.9        3.8        3.9        4.0        4.0
                                               ---------  --------   --------   --------   --------   --------
                                               ---------  --------   --------   --------   --------   --------


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(1) Includes local taxes included in Other Income (Expense).

(2) Includes losses of unconsolidated affiliates accounted for under the equity method.